ADVANTAGE                 P.O BOX 1330            207-784-0178
                          Auburn, Maine           800-876-0178
                          04211-1330              207-786-0490 fax

May 13, 1996

Physician Resources
PO Box 1328
Auburn, ME  04211-1328
Attn: Jackie Magno

Dear Jackie:

I am enclosing the Plan Document and Summary Plan Document for your
Section 125 Plan. The Plan Document should be kept in your files to satisfy the IRS should you ever be audited. Also, the Summary Plan Document should be copied and distributed to each employee. This will satisfy the IRS requirement that the plan be communicated to each employee.
If you have any questions please feel free to give me a all at 1-800-876-0178 ext. 132

Thank You

Danelle Kane

Danelle Kane

                          SUMMARY PLAN DESCRIPTION
                                  OF THE
                     PHYSICIAN RESOURCES CAFETERIA PLAN
                           (EFFECTIVE 06/01/96)

Federal law requires the plan administrator of an employee benefit plan to furnish a copy of the summary plan description to each participant. This document has been prepared to assist you in meeting this requirement. You may wish to have the summary plan description reviewed by your legal counsel.

Introduction.......................................3
Cafeteria Plan.....................................3
Contributions Eligible For Salary Reduction........3
Eligibility........................................3
Qualifying for Participation.......................3
IRS Regulations....................................4
Change in Family Status............................4
Increase or Decrease in Cost of Health Insurance...4
Plan Year..........................................4
Duration of Your Salary Agreement..................5
Annual Enrollment..................................5
Claims.............................................5
How Long the Plan Lasts............................5
Administrative Information.........................5
ERISA Rights.......................................6
Employment.........................................7

                       SUMMARY PLAN DESCRIPTION
                               OF THE
                  PHYSICIAN RESOURCES CAFETERIA PLAN

Introduction

     This is a summary plan description outlining the Physician
Resources cafeteria plan available to eligible employees of Physician
Resources.

     This plan, as now established, provides only a salary reduction arrangement. Through this arrangement eligible employees may choose to have their wages reduced in accordance with Section 125 of the Internal Revenue Code to pay for employee premiums for qualifying benefit plans.

    This booklet summarizes the cafeteria plan currently available to eligible employees. If there are any variations between the plan provisions and this booklet, the provisions of the plan will prevail.

Cafeteria Plan

     The cafeteria plan allows you to reduce your salary and pay your portion of health insurance premiums on a pre-tax basis for qualified benefit plans offered by your employer.

     Under current federal law, the portion of your pay used to obtain benefits for you is not considered taxable income to you. Thus, if you direct your employer to use some of your pay to provide benefits for you, your employer will withhold from each of your paychecks amounts that would otherwise be payable to you as taxable compensation. In short, by reducing your taxable income, you reduce the amount of taxes you pay and increase your net pay.

Contributions Eligible for Salary Reduction

     Employee contributions for the employer-sponsored benefit plans indicated below qualify for salary reduction treatment under this plan:
     Principal Mutual
     3708-883

Eligibility

     An employee eligible to participate in this plan has been employed for 30 days.

Qualifying for Participation

     Employees wishing to participate must sign a Benefit Election Form Salary Reduction Agreement within the appropriate time period. This form authorizes a reduction in your pay to cover the employee portion of contributions to employer-sponsored benefit plans. In addition, you may be required to complete individual carrier applications for certain benefits you elect.

     The time period works like this: If you are eligible to participate as of the first day of the plan year, the plan administrator must receive your form on or before the 15th day of the lst month preceding such plan year. Your participation will then begin with the first payroll period of the plan year. If you become eligible after the first day of the plan year, you may deliver your form to the plan administrator at any time during the plan year. Your participation will begin with the fist payroll period following the date your form is received by the plan administrator.

IRS Regulations

     The Internal Revenue Service requires that once money is allocated under a plan of this type an employee cannot change or cancel that allocation during the plan year except in the case of a change in family status. This means that an elected reduction will be in effect for the entire benefit year unless you terminate employment or have a change in family status. Cafeteria plan regulations treat plan contributions that are part of a salary reduction agreement as employer contributions that are not taxed if used to purchase benefits that are otherwise nontaxable.

Change in Family Status

     The following events may enable you to change your salary reduction agreement:

     Marriage or divorce
     Birth or Adoption of a Child
     Death of a spouse or dependent
     Termination or commencement of spouse's employment
     Employee's or spouse's change from part-time to full-time or full-time to part-time status.
     Employee or spouse taking an unpaid leave
     Significant change in employee's or spouse's health coverage attributable to spouse's employment.

     You must request this change by filing our Benefit Election Change Form within 30 days of the change in family status.

Increase or Decrease in cost of Health Insurance

     If you elected to reduce your salary to pay your portion of the health insurance premiums for qualified benefit plans offered by your employer, the Plan Administrator may automatically adjust the amount of your salary reduction if the cost of the health insurance premiums increases or decreases during the plan year.

Plan Year

     The plan year begins on 06-01-96 and runs through 05-31-97. This plan year is also known as the period coverage.

Duration of Your Salary Reduction Agreement

     The salary reduction agreement will remain in force until:

     1.  Your employment is terminated
     2.  You have a qualifying change in family status
     3.  The end of the plan year covered by the agreement; or
     4.  Your employer terminates, suspends or modifies the plan.

Annual Enrollment

     Once each year, during the enrollment period, you will be able to change or revoke your salary reduction agreement to be effective the first day of the next plan year. If you wish to add or elect benefit plans covered by the agreement, or revoke your participation under the plan, you should complete a Benefit Election Change Form. The Plan Administrator must receive this form 15 days before the start of the new plan year.

Claims

     Processing and payment of claims for benefits will still take pace under your individual benefit plans. Those procedures are outlined in the summary plan descriptions for these plans.

How long the Plan Lasts

     Your employer expects to continue the cafeteria plan indefinitely, but it reserves the right to terminate or amend it at any time.

Administrative Information

     This cafeteria plan is made available to you through your employer. Records are kept on a plan year bass. The Administrative cost of the plan is borne by the employer.

Employer

     Physician Resources
     1120 Center Street
     Auburn, ME  04210            Tel. 207-784-9185

Employer Identification Number 01-0468899

Plan Administrator

The day-to-day administration of the Plan is handled by Marise Lebel.

     The address and phone number are:
     Physician Resources
     1120 Center Street
     Auburn, ME  04210
     207-784-9185

Agent for Service of Legal Process

     Service of legal process may be made upon the Plan Administrator

For Additional Information

     If you want more information or wish to obtain copies of the annual report filed with the United States Department of Labor, please call or send your request to the Plan Administrator.

ERISA Rights

     As a participant in the plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all participants shall be entitled to:

     Examine, without charge at the plan administrator's office and at other specified locations, all plan documents, including insurance contracts, and copies of all documents filed by the plan with the US Administrator. The administrator may make a reasonable charge for the copies.

     In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining welfare benefits or exercising your rights under ERISA. If your claim for a welfare benefit is denied in whole or in part you must receive a written explanation for the reason for the denial. You have the right to have the claim reviewed and reconsidered. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such case, the court may require the plan administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

     If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the US Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the US Labor Management Services Administration, Department of Labor.

Employment

     Participation in the cafeteria plan does not give any participant the right to be retained in the employ of the employer or any other right not specified in the plan.